Exhibit 24

Benchmark Electronics, Inc.

Authorization and Designation to Sign and File §16 Forms and Form 144s

The undersigned does hereby authorize and designate James Walker, Don Adam and Scott Peterson (the “Authorized Persons”) to prepare, sign and file on his/her behalf: (i) any and all Forms ID, 3, 4 and 5, including any amendments thereto, relating to equity securities of Benchmark Electronics, Inc., a Texas corporation (the “Company”),  with the Securities and Exchange Commission (the “SEC”)  pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), and the rules promulgated thereunder; and (ii) any and all Forms 144 relating to equity securities of the Company with the SEC pursuant to Rule 144 under the Securities Act of 1933, as amended, in each case, which may be necessary or desirable as a result of his/her ownership of or transaction in securities of the Company.  The undersigned hereby further authorizes and designates the Authorized Persons to do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to prepare, sign and file the forms contemplated hereby.  The undersigned hereby confirms any action relating to the preparation, signing and filing of any of the foregoing forms performed by the above mentioned individuals on his/her behalf and revokes any prior Authorization and Designation relating to the securities of the Company.  This authorization, unless earlier revoked in writing, shall be valid until the cessation of the undersigned’s reporting obligations under Section 16 and Rule 144 with respect to securities of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this 29th day of February, 2016.

Signature: /s/ Paul J. Tufano

Printed Name: Paul J. Tufano